Exhibit 99.1

For Immediate Release

Summer Infant, Inc. Announces Record First Quarter 2010 Results

•                  First Quarter Revenue Increases 27% Year-Over-Year to $44.1 million

•                  First Quarter EBITDA Increases 81% to $4.3 million

•                  First Quarter Diluted EPS Increases 267% Year-Over-Year to $0.11

Woonsocket, RI, May 3, 2010 — Summer Infant, Inc. (“Summer Infant” or the “Company”) (Nasdaq: SUMR) today announced financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Results

Net revenues for the first quarter of 2010 were $44.1 million, a 26.6% increase from $34.8 million in the first quarter of 2009.  This growth was driven primarily by an expanded product offering at existing customers and penetration into a larger number of stores within existing customers’ networks.  The increase in revenue was also driven by strength in several key categories, as the Company continued to successfully diversify its product line.  Finally, the global economy was relatively weak during the first quarter of 2009, which created some softness in revenues for the Company in the prior year; the overall economy has improved in 2010, which contributes to some of the revenue increases noted.

Gross profit for the first quarter of 2010 was $16.9 million, a 45.2 % increase compared to $11.7 million in the first quarter of 2009.  Gross margin for the first quarter of 2010 was 38.4%, an increase from 33.5% in the first quarter of 2009.  Gross margin improved year-over-year due to the benefit of cost reductions that were negotiated during the first quarter of 2009 in addition to lower commodity prices, lower costs from re-engineered products and the implementation of alternative sourcing initiatives.

Selling, general and administrative (“SG&A”) expenses, excluding depreciation, amortization, and non-cash stock-based compensation expense, were $12.6 million for the first quarter of 2010 compared to $9.3 million for the first quarter of 2009.  SG&A expenses increased year-over-year due to higher variable costs from higher revenues, increased promotional expense as retail customers continued to advertise significantly during the quarter, and several key new hires.

EBITDA (defined herein as earnings before interest, taxes, depreciation and amortization and non-cash stock-based compensation expense) was $4.3 million for the first quarter of 2010, an 81.3% increase compared to $2.4 million for the first quarter of 2009.  EBITDA margin for the first quarter of 2010 was 9.7% compared to 6.8% for the first quarter of 2009.

Net income for the first quarter of 2010 was $1.8 million, or $0.11 per share, compared to $0.4 million, or $0.03 per share, in the first quarter of 2009.

For the twelve months ended March 31, 2010, the Company has generated approximately $162.8 million in net revenues and $16.7 million in EBITDA, which results in an EBITDA margin of 10.3% over that time frame.

As of March 31, 2010, the Company had approximately $1.6 million of cash and $40.8 million of debt on the balance sheet.  The ratio of debt to EBITDA (as defined) was approximately 2.4 times as of March 31, 2010.  As expected, debt levels increased from December 31, 2009; however, the Company anticipates debt levels to decline over the balance of 2010. The majority of the debt matures in June 2011, and the Company is in compliance with all debt covenants.

“We are very pleased with our first quarter results as they show strong improvement over the year ago period and represent a good start to 2010,” stated Jason Macari, Chairman and Chief Executive Officer of Summer Infant. “Consumer reaction to our expanded product lines has been positive with solid weekly sell-through rates at retail driving consistent reorders from our account base. Importantly, we are experiencing demand for both our core product lines such as safety and parent convenience as well as our newer categories including baby gear and furniture. This bodes well as we look to further increase our penetration of the juvenile industry both organically and through acquisitions.”

“Based on our first quarter sales performance and current forecasts for the balance of the year, we now expect 2010 revenue to be at least $175 million, up from our previous outlook of $170 million,” continued Mr. Macari. “At the same time, we are very encouraged with the results of our initial meetings with customers in regards to our 2011 product line introductions; the commitments we have already received should help us achieve double digit percentage revenue growth in 2011.  We are committed to building the company into a much larger enterprise and increasing efficiency over the next several years; in order to accomplish that, we are adding key resources to our product development teams, information technology department, and other areas of the business, which will add to our SG&A in 2010. In addition, we believe that gross margins will be pressured as 2010 progresses due to commodity price increases and other factors.  Overall, we believe that the increased SG&A and margin pressure will offset the higher revenues, and therefore we have not increased our internal profit forecast for 2010.  That said, we still believe that earnings per share will grow faster than revenues on a percentage basis in 2010 and in subsequent years.”

Mr. Macari concluded, “There is a real opportunity in the domestic marketplace for us to take significant new market share, and we are committing the necessary resources to generate substantial organic growth over the next several years. We are also focused on expanding our presence overseas to take advantage of the growth prospects we believe exist in several key countries and regions around the world. We are confident we have the right strategies in place to achieve our future objectives and return significant long-term value to our shareholders.”

Conference Call Information

Summer Infant, Inc. will host a conference call today, Monday, May 3, 2010 at 4:30 p.m. Eastern Time, to discuss financial results for its first quarter ended March 31, 2010.  This call is being webcast and can be accessed by visiting the Investor section of our website at www.summerinfant.com.  Investors may also listen to the call via telephone by dialing (480) 629-9809 (confirmation code: 4285838).  In addition, a telephone replay will be available by dialing (303) 590-3030 (confirmation code: 4285838) through May 17, 2010, at 11:59 p.m. Eastern Time.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers.  The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, infant bedding, bouncers, travel accessories, highchairs, swings and nursery furniture.

Use of Non-GAAP Financial Information

This release includes presentations of EBITDA, which is defined herein as income before interest and taxes plus depreciation, amortization, and non-cash stock-based compensation expenses.  The Company believes that the presentation of EBITDA provides useful information to investors as it indicates more clearly the ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due.  EBITDA is commonly used as a measure of leverage capacity, debt service ability and liquidity.  EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance.  EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of EBITDA and any other non-GAAP financial measures in its press releases of historical performance.  Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the costs associated with pursuing and integrating strategic acquisitions; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this presentation.

Contact:

Joe Driscoll

Chief Financial Officer

Summer Infant, Inc.

(401) 671-6922

or

Brendon Frey

ICR

(203) 682-8200

Brendon.frey@icrinc.com

Summer Infant, Inc.

Consolidated Statements of Operations (unaudited)

(amounts in thousands of US dollars, except share and per share data)

	Three Months Ended March 31,
	2010	2009

Net revenues	$44,116	$34,849
Cost of goods sold	27,187	23,192
Gross profit	16,929	11,657
Selling, general, and administrative expenses	12,646	9,294
Depreciation and amortization	1,215	1,001
Non-cash stock based compensation expense	181	365
Income before interest	$2,887	$997
Interest expense	367	421
Income before taxes	$2,520	$576
Provision for income taxes	756	173
Net income	$1,764	$403

Earnings per share	$0.11	$0.03

Shares used in fully diluted EPS	16,134,659	15,392,782

EBITDA Reconciliation:
Income before interest	$2,887	$997
Plus:depreciation and amortization	1,215	1,001
Plus:non-cash stock based stock compensation expense	181	365
EBITDA	$4,283	$2,363

Summer Infant, Inc.

Consolidated Balance Sheet

(amounts in thousands of US dollars)

	Unaudited March 31, 2010	December 31, 2009

Cash and cash equivalents	$1,617	$932
Trade receivables	39,464	32,520
Inventory	31,648	32,012
Property and equipment, net	12,040	11,486
Goodwill and other intangibles	60,930	61,200
Other assets	4,233	3,803
Total assets	$149,932	$141,953

Current portion of long-term debt	$3,218	$2,663
Accounts payable, accrued expenses and other liabilities	38,208	38,530
Long term debt, less current portion	37,628	31,780
Total liabilities	79,054	72,973

Total stockholders’ equity	70,878	68,980
Total liabilities and stockholders’ equity	$149,932	$141,953